EXHIBIT 17.1
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                                ROBERT J. BLYSKAL
                              7000 Island Boulevard
                                 Apartment 1804
                               Aventura, FL 33160







                                  April 17, 2008




Mr. Theodore W. Myers
Chairman of the Board of Directors
Paragon Technologies, Inc.
600 Kuebler Road
Easton, PA  18040

Dear Ted:

         This letter will confirm our discussion of my not seeking nomination to the Board of Directors of Paragon Technologies, Inc. In addition, it will serve as notification of my resignation from the Board of Directors, effective immediately.

                                                 Sincerely,

                                                 /s/ Robert J. Blyskal

                                                 Robert J. Blyskal